                    ASSET PURCHASE AGREEMENT




                            BETWEEN

                  HALLIBURTON NUS CORPORATION,

                 RESOURCES CONSERVATION COMPANY

                               AND

            RESOURCES CONSERVATION CO. INTERNATIONAL




                               AND




                      IONICS, INCORPORATED





                        DECEMBER 30, 1993

                         TABLE OF CONTENTS

1.   Definitions . . . . . . . . . . . . . . . .. . . . .  1

2.   Transfer of Assets and Assumption of Liabilities . .  6
(a)  Transfer of Assets . . . . . . . . . . . . . . . . .  6
(b)  Assets Not Transferred.. . . . . . . . . . . . . . .  8
(c)  Nonassignable Contracts. . . . . . . . . . . . . . .  9
(d)  Assumption of Liabilities. . . . . . . . . . . . . .  9
(e)  Excluded Liabilities.. . . . . . . . . . . . . . . . 10
(f)  Buyer's Option to Use Subsidiary . . . . . . . . . . 11
(g)  Excluded Receivables and Excluded Payables . . . . . 11

3.   Purchase Price, Payment Procedure, Tax Allocation... 12
(a)  Purchase Price.  . . . . . . . . . . . . . . . . . . 12
(b)  Procedure for Calculating the Purchase Price.. . . . 12
(c)  Payment.     . . . . . . . . . . . . . . . . . . . . 14
(d)  Tax Allocation.  . . . . . . . . . . . . . . . . . . 16

4.   Closing and Closing Date. . . .  . . . . . . . . . . 16
(a)  The Closing.   . . . . . . . . . . . . . . . . . . . 16
(b)  Deliveries at the Closing. . . . . . . . . . . . . . 16

5.   Representations and Warranties of Sellers and HNUS.. 16
(a)  Status of Sellers. . . . . . . . . . . . . . . . . . 17
(b)  Authorization of Transaction . . . . . . . . . . . . 17
(c)  Noncontravention . . . . . . . . . . . . . . . . . . 17
(d)  Brokers' Fees. . . . . . . . . . . . . . . . . . . . 17
(e)  Financial Statements . . . . . . . . . . . . . . . . 18
(f)  Events Subsequent to Most Recent Fiscal Month End. . 19
(g)  Legal Compliance; Environmental Matters. . . . . . . 20
(h)  Tax Matters. . . . . . . . . . . . . . . . . . . . . 21
(i)  Tangible Assets. . . . . . . . . . . . . . . . . . . 21
(j)  Real Property. . . . . . . . . . . . . . . . . . . . 21
(k)  Intellectual Property. . . . . . . . . . . . . . . . 21
(l)  Contracts. . . . . . . . . . . . . . . . . . . . . . 22
(m)  Insurance. . . . . . . . . . . . . . . . . . . . . . 23
(n)  Litigation . . . . . . . . . . . . . . . . . . . . . 23
(o)  Employees. . . . . . . . . . . . . . . . . . . . . . 23

6.   Representations and Warranties of Buyer . . .. . . . 24
(a)  Status of Buyer. . . . . . . . . . . . . . . . . . . 25
(b)  Authorization of Transaction . . . . . . . . . . . . 25
(c)  Noncontravention . . . . . . . . . . . . . . . . . . 25
(d)  Brokers' Fees. . . . . . . . . . . . . . . . . . . . 25
(e)  Access to Information. . . . . . . . . . . . . . . . 25

7.   Pre-Closing Covenants . .  . . . . . . . . . . . . . 25
(a)  General. . . . . . . . . . . . . . . . . . . . . . . 25
(b)  Consents . . . . . . . . . . . . . . . . . . . . . . 25
(c)  Operation of Business. . . . . . . . . . . . . . . . 26
(d)  Full Access. . . . . . . . . . . . . . . . . . . . . 26
(e)  Notice of Developments . . . . . . . . . . . . . . . 26
(f)  Exclusivity. . . . . . . . . . . . . . . . . . . . . 26
(h)   . . . . . . . . . . . . . . . . . . . . . . . . . . 27

8.   Post-Closing Covenants. . .. . . . . . . . . . . . . 27
(a)  General. . . . . . . . . . . . . . . . . . . . . . . 27
(b)  Litigation Support . . . . . . . . . . . . . . . . . 27
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
(d)  Risk Allocation for Certain Projects . . . . . . . . 27
(e)  Diamo Project. . . . . . . . . . . . . . . . . . . . 33
(f)  Noncompetition . . . . . . . . . . . . . . . . . . . 33
(g)  Confidentiality. . . . . . . . . . . . . . . . . . . 34
(h)  Employees; Employee Benefits . . . . . . . . . . . . 35
(i)  Warranty Work. . . . . . . . . . . . . . . . . . . . 35
(j)  Maintain Records . . . . . . . . . . . . . . . . . . 35
(k)  Performance and Payment Bonds. . . . . . . . . . . . 36
(l)  Halliburton Marks. . . . . . . . . . . . . . . . . . 36

9.   Conditions to Obligation to Close . . . .. . . . . . 36
(a)  Conditions to Obligation of Buyer. . . . . . . . . . 36
(b)  Conditions to Obligation of Sellers. . . . . . . . . 37

10.  . . . . . . . . . . . . . . . . . .  . . . . . . . . 38
(a)  Survival of Representations and Warranties . . . . . 38
(b)  Indemnification Provisions for Benefit of Buyer. . . 38
(c)  Indemnification Provisions for Benefit of Sellers. . 38
(d)  Matters Involving Third Parties. . . . . . . . . . . 39
(e)  Determination of Adverse Consequences. . . . . . . . 39
(f)  Exclusive Remedy . . . . . . . . . . . . . . . . . . 40

11.  Tax Matters . . . . .  . . . . . . . . . . . . . . . 40

12.  Termination . . . .. . . . . . . . . . . . . . . . . 40
(a)  Termination of Agreement . . . . . . . . . . . . . . 40
(b)  Effect of Termination. . . . . . . . . . . . . . . . 41

13.  Miscellaneous . . . .. . . . . . . . . . . . . . . . 41
(a)   . . . . . . . . . . . . . . . . . . . . . . . . . . 41
(b)  No Third-Party Beneficiaries . . . . . . . . . . . . 41
(c)  Entire Agreement . . . . . . . . . . . . . . . . . . 41
(d)  Succession and Assignment. . . . . . . . . . . . . . 41
(e)  Counterparts . . . . . . . . . . . . . . . . . . . . 42
(f)  Notices. . . . . . . . . . . . . . . . . . . . . . . 42
(g)  Governing Law. . . . . . . . . . . . . . . . . . . . 42
(h)  Amendments and Waivers . . . . . . . . . . . . . . . 42
(i)  Severability . . . . . . . . . . . . . . . . . . . . 43
(j)  Expenses . . . . . . . . . . . . . . . . . . . . . . 43
(k)  Construction . . . . . . . . . . . . . . . . . . . . 43
(l)  Incorporation of Exhibits, Annexes, and Schedules. . 43

                    ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement is entered into as of December 30, 1993, by and between IONICS, INCORPORATED, a Massachusetts corporation ("Buyer"), on the one hand, and HALLIBURTON NUS CORPORATION, a Delaware corporation ("HNUS"), RESOURCES CONSERVATION COMPANY, a Delaware corporation (the "Company"), and RESOURCES CONSERVATION CO. INTERNATIONAL, a Delaware corporation ("RCCI"), on the other hand. The Company and RCCI are referred to collectively herein as the "Sellers". Buyer, HNUS and Sellers are referred to collectively herein as the "Parties."

                            RECITALS:

     This Agreement contemplates a transaction in which Sellers will sell to Buyer and Buyer will purchase all the assets, tangible and intangible (except as set forth in this Agreement) of Sellers, and Buyer will assume certain associated obligations and liabilities.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the repre-sentations, warranties, and covenants herein contained, the Parties agree as follows:

     1.   Definitions.

     "Additional Consideration" has the meaning set forth in
Section 3(b)(iii).

     "Advance Account Balance" means the amount of cash, if any, advanced or loaned to Sellers by any of Sellers' Affiliates as of the Closing, minus any such amounts included in Schedule 2(e)(v).

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Aggregate Job Margin" has the meaning set forth in Section
8(d)(i)(B).

      "Annual Statement of Income" has the meaning set forth in
Section 3(b)(iv).

     "Applicable Rate" means the corporate base rate or prime rate of interest publicly announced from time to time by Citibank, N.A. plus 1% per annum.

     "Assets" has the meaning set forth in Section 2(a).

     "Assigned Contracts" has the meaning set forth in Section
2(a)(ix).

     "Assumed Liabilities" has the meaning set forth in Section
2(d).

     "B.E.S.T. Technology" means the technology licensed by the Company from Reading & Bates pursuant to a license agreement dated August 30, 1991.

     "Brown & Root" means Brown & Root Holdings, Inc., a Delaware corporation.

     "Business Day" means any day that is not a Saturday, a Sunday, or a day that is a banking holiday under United States or Washington Law.

     "Buyer" has the meaning set forth in the preface above.

     "Calendar Year" has the meaning set forth in Section
3(b)(iii).

     "Closing" has the meaning set forth in Section 4(a).

     "Closing Date" has the meaning set forth in Section 4(a).

     "Code" means the Internal Revenue Code of 1986 as amended.
All citations to the Code shall include any amendments or any substitute or successor provisions thereto.

     "Company" means Resources Conservation Company, a Delaware corporation.

     "Confidential Information" means any information concerning the Assets that is not already generally available to the public.

     "Contracts" has the meaning set forth in Section 5(l).

     "CPA" means Price Waterhouse or, if they will not agree to serve, a national "big-six" accounting firm mutually acceptable to Buyer and Sellers.

     "Disclosure Schedule" has the meaning set forth in Section
5.

     "Earnings" has the meaning set forth in Section 3(b)(iii).



     "Employee" has the meaning set forth in Section 8(h).

     "Employee Benefit Plan" means any (a) Employee Pension Benefit Plan (including any Multiemployer Plan), (b) Employee Welfare Benefit Plan or (c) fringe benefit plan or program other than an Employee Pension Benefit Plan or Employee Welfare Benefit Plan.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

     "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Superfund Amendments and Reauthorization Act, the Hazardous and Solid Waste Amendments Act, the Toxic Substances Control Act, and any applicable state environmental law, all as amended through the Closing Date.

     "Estimated Advance Account Balance" means the Advance
Account Balance as estimated in good faith by Sellers.

     "Estimated Negative Account Balance" means the Negative
Account Balance as estimated in good faith by Sellers.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.

     "Excluded Assets" has the meaning set forth in Section 2(b).

     "Excluded Liabilities" has the meaning set forth in Section
2(e).

     "Excluded Payables" has the meaning set forth in Section
2(g).

     "Excluded Receivables" has the meaning set forth in Section
2(g).

     "Financial Statements" has the meaning set forth in Section
5(e).

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Gordonsville Job Loss" has the meaning set forth in Section
8(d)(ii)(B).

     "Gordonsville Project" means the work being performed by the Company under an Evaporator Construction Contract dated effective
March 5, 1993, between the Company and Gordonsville Energy, L.P.

     "Gordonsville Project Accounting" has the meaning set forth in Section 8(d)(ii)(B).

     "Gordonsville Target Job Loss" has the meaning set forth in
Section 8(d)(ii)(A).

     "Governmental Authority" means any government or any department, agency, political subdivision, or court thereof.

     "Halliburton" means Halliburton Company, a Delaware corporation.

     "Halliburton Marks" has the meaning set forth in Section
2(b)(v).

     "HNUS" means Halliburton NUS Corporation, a Delaware corporation.

     "Indemnified Party" has the meaning set forth in Section
10(d)(i).

     "Indemnifying Party" has the meaning set forth in Section
10(d)(i).

     "Intellectual Property" has the meaning set forth in Section
2(a)(vi).

     "Job Margin" means project revenues minus project costs, calculated on a basis that is consistent with past practice of Sellers, as modified pursuant to Section 8(d)(i)(B) for the Projects, and as modified pursuant to Section 8(d)(ii)(B) for the Gordonsville Project.

     "Knowledge" means actual knowledge of the officers and directors of the applicable Person.

     "Law" means any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

     "Leased Real Property" has the meaning set forth in Section
2(a)(iii).

     "Most Recent Financial Statements" has the meaning set forth in Section 5(e).

     "Most Recent Fiscal Month End" has the meaning set forth in
Section 5(e).

     "Multiemployer Plan" has the meaning set forth in ERISA Sec.
3(37).

     "Negative Account Balance" means the amount of cash, if any, advanced or loaned by Sellers to HNUS or any of its Affiliates as of the Closing.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Party" has the meaning set forth in the preface above.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

     "Project Accounting" has the meaning set forth in Section
8(d)(i)(B).

     "Projects" has the meaning set forth in Section 8(d)(i).

     "Purchase Price" has the meaning set forth in Section 3(a).

     "Reportable Event" has the meaning set forth in ERISA Sec.
4043.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Sellers" has the meaning set forth in the preface above.

     "Survival Period" means two years after the Closing Date.

     "Target Aggregate Job Margin" has the meaning set forth in
Section 8(d)(i)(A).

     "Target Job Margin" has the meaning set forth in Section
8(d)(i)(A).

     "Tax" means any federal, state, local, or foreign tax, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

     "Third Party Claim" has the meaning set forth in Section
10(d)(i).

     "Transactions" means the transactions contemplated by this Agreement.

     2.   Transfer of Assets and Assumption of Liabilities.

     (a) Transfer of Assets. Subject to the terms and conditions of this Agreement, at the Closing Date, Sellers shall, and HNUS shall cause Sellers to, sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Sellers for the Purchase Price, all of the assets, properties and rights of every kind and description owned by Sellers, whether real, personal, tangible, intangible or mixed, whether accrued, contingent or otherwise (except the Excluded Assets) (collectively and individually, the "Assets"). The Assets shall include, without limitation, all of those items in the following categories owned by Sellers (except the Excluded Assets):

          (i) All tangible personal property, including, without limitation, fixtures, machinery and equipment, furniture, tools and supplies. The latest available lists of such items which are capitalized on the accounting records of Sellers are set forth in Schedule 2(a)(i);

          (ii)    All inventories (including spare parts,
replacement parts and component parts with respect thereto).
The latest available list of such items are set forth in
Schedule 2(a)(ii);

          (iii)   The leased real property (including all
leasehold      improvements) listed in Schedule 2(a)(iii) (the
"Leased Real      Property");

          (iv) All trade accounts receivable, both billed and unbilled, and inclusive of related reserves for bad debts, (except for those receivables and related reserves for bad debts which are listed in Schedule 2(b)(vi)), retainage receivables, cost and estimated earnings in excess of billings on projects, receivables from employees, notes receivable and prepaid expenses. The latest available lists of such items are set forth in Schedule 2(a)(iv);

          (v) All cash, cash equivalents, prepaid expenses, deposits, bank account balances, and other similar assets of Sellers on the Closing Date. The latest available list of such items are set forth in Schedule 2(a)(v);

          (vi) The patents, patent applications, trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, including common law rights and the applications therefor, and the goodwill associated therewith, copyrights and copyright registrations, trade secrets, inventions (whether or not patented), processes, improvements, know-how, proprietary information, and the licenses with respect thereto (including, without limitation, the Company's license rights to the B.E.S.T. Technology), together with the goodwill and the business appurtenant thereto and any rights, claims, or choses in action relating to or deriving from any of the foregoing

("Intellectual Property"), and attributable to Sellers, including but not limited to, those listed on Schedule 2(a)(vi), as well as all right, title and interest in the name "Resources Conservation Company" including any and all trademarks or service marks, trade names, slogans and other like property relating to or including the "Resources Conservation Company" logo or any derivative thereof (either alone or in conjunction with other names), and the goodwill associated therewith, and after the Closing Sellers shall promptly discontinue the use of such name and logo (and any derivatives thereof) and change their corporate names to delete the words "Resources Conservation";

          (vii) All catalogues, brochures, sales literature, promotional material and other selling material relating solely to Sellers;

          (viii) Originals or copies of all books and records (other than personnel records) and all files, including, without limitation, computer files, documents, papers, agreements, drawings, designs, plans, methods, engineering and manufacturing specifications, formulas, procedures, computer programs and customer lists, as well as a file for each employee assigned to Sellers who becomes an Employee containing the name, address, date of employment and wage history of such Employee;

          (ix) The rights of Sellers under all contracts, agreements, licenses, leases, sales orders, purchase orders, bid contracts, proposals and other commitments, except for those for which any required consent cannot be obtained despite compliance with Section 7(b) ("Assigned Contracts");

          (x)     All motor vehicles, whether leased or owned.
Schedule 2(a)(x) lists all such motor vehicles; and

          (xi) All transferable business licenses, permits, and equivalent documents in the name of, or which relate solely to the operations of, the Sellers.

     (b) Assets Not Transferred. Notwithstanding anything to the contrary contained herein, the following assets and properties of Sellers are specifically excluded from the Assets and shall be retained by Sellers ("Excluded Assets"):

          (i)     Claims for refunds of taxes and other
governmental charges for the period ending on or prior to the Closing Date (except for such Claims, if any, reflected on the Most Recent Financial Statements) and the benefit of net operating loss carry-forwards of Sellers;

          (ii) Claims or rights against third parties based on facts or events occurring prior to the Closing Date (except for any such claims or rights (a) reflected on the Most Recent
Financial Statements or (b) which will be reflected in the Gordonsville Job Loss or the Job Margin);

          (iii) All insurance policies and rights thereunder, including rights to any cancellation value on the Closing Date
(except for builder's risk policies listed in Schedule
2(b)(iii));

          (iv) HNUS' management procedures and guidelines, accounting procedures, proprietary financial reporting formats, instructions, organizational manuals and strategic plans, provided that Buyer will have the right to adopt and use for its own purposes certain policies and procedures currently being employed by the Company which are Excluded Assets;

          (v)     All "Halliburton NUS", "Halliburton" and "Brown
& Root" marks including any and all trademarks or service marks, trade names, slogans or other like property relating to or including the names "Halliburton NUS", "Halliburton" or "Brown & Root", and the Halliburton NUS, Halliburton, and
Brown & Root logos and any derivatives thereof (the
"Halliburton Marks");

          (vi) The Excluded Receivables (as finally determined in accordance with Section 2(g) and listed on Schedule
2(b)((vi);

          (vii) The shares of stock or other equity interests owned by the Company in RCCI unless Buyer, at its sole option, elects to purchase the shares of RCCI instead of its assets;

          (viii) The consideration to be delivered to Sellers pursuant to this Agreement, and Sellers' rights under this Agreement;

          (ix)    Sellers' minute books, stock books, and
corporate seals (except for such items of RCCI in the event Buyer elects to acquire the outstanding stock, rather than the assets, of RCCI);

          (x) Unless otherwise agreed by the Parties, the equipment leased by or on behalf of the Sellers under terms of any master lease in the name of HNUS, Brown & Root, or Halliburton or any of their Affiliates other than Sellers; and

          (xi)    Sellers' Employee Benefit Plans.

With respect to each such Excluded Asset, Buyer does not assume any of Seller's or HNUS' obligations, financial or otherwise, related thereto.

     (c) Nonassignable Contracts. Nothing in this Agreement shall be construed as an attempt or agreement to assign any contract or right as to which a required third party consent to assignment can- not be obtained. If, however, following the Closing, there is any contract, agreement, license, lease, sales order, purchase order or other commitment which would have constituted an Assigned Contract had the required consent been obtained, or any right for which consent to the assignment thereof cannot be obtained, the Parties agree to take such action, to the extent permitted by applicable law and such contract or right, in order for Buyer to obtain the benefit and assume the obligations thereunder, including Sellers' designating Buyer as Sellers' subcontractor or agent for purposes of performing such contracts and rights and Sellers' collecting monies due under such contracts and paying the same promptly over to Buyer.

     (d)  Assumption of Liabilities:

          (i) Subject to the terms and conditions set forth herein Buyer shall assume and agree to pay, honor and discharge all of the Assumed Liabilities. The term "Assumed

Liabilities" shall mean only the following liabilities and obligations relating to the Sellers or the Assets:

                  (A)  Unless listed as an Excluded Payable
under2(e) below, all trade and other payables, billings in excess of cost and estimated earnings, bank overdrafts, accruals, reserves and advances from parent of Sellers included in the Most Recent Financial Statements (to the extent not discharged prior to Closing) and all such items incurred in the Ordinary Course of Business after the date of the Most Recent Financial Statements and prior to Closing;

                  (B) Any and all liabilities, obligations and commitments arising out of the Assigned Contracts, but not including any liability for any breach thereof occurring prior to the Closing Date (except to the extent such liability is reserved on the Most Recent Financial Statements or is properly includable in Job Margin or the Gordonsville Job Loss);

                  (C) Any and all liabilities, obligations and commitments arising out of or relating to the ownership or use of the Assets after the Closing Date; and

                  (D) Any and all liabilities, obligations and commitments specifically undertaken by Buyer pursuant to the other terms of this Agreement.

          (ii) Buyer shall assume the Assumed Liabilities by executing and delivering to Sellers at Closing an Assumption
Agreement in a form mutually agreeable to the Parties.

     (e) Excluded Liabilities. Buyer shall not assume and Seller shall retain any liabilities, obligations or commitments of Sellers or HNUS relating to or arising out of Sellers' or HNUS' operations prior to the Closing Date (the "Excluded Liabilities"), other than the Assumed Liabilities. The Excluded Liabilities shall include, without limitation, the following:

          (i) Except as provided in Section 8(h), any and all claims by any of Sellers' or HNUS' directors, officers and employees relating to or arising out of actions by Sellers or HNUS in connection with this Agreement or the Transactions, and any claims by any of them relating to any of Sellers' or HNUS' Employee Benefit Plans;

          (ii) Except as provided in Section 2(d)(i)(A), any obligation or liability to any pension, profit sharing, thrift or other retirement plan; any medical, hospitalization, vision, dental, life, disability, vacation or other group insurance or welfare benefit plan; any employee stock ownership, deferred compensation, stock option, stock bonus, stock purchase, restricted stock, performance share, bonus, benefit or other incentive plan; any severance or other similar plan; or any other "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not any such employee benefit plan is otherwise exempt from the provision of ERISA, to which any of the Sellers or HNUS contributes or is a party or is bound or under which it may have liability and under which employees or former employees of any of the Sellers or HNUS (or their beneficiaries) are eligible to participate or derive a benefit;

          (iii) Any and all liabilities under, or arising from, contracts, agreements and commitments which are not Assigned
Contracts;

          (iv) Any and all liabilities for salaries, wages, bonuses and other compensation of any Employee applicable to any period prior to the Closing Date;

          (v) The Excluded Payables as finally determined in accordance with Section 2(g) and listed on Schedule 2(e)(v);

          (vi) Liability for all Taxes relating to the period prior to the Closing; and

          (vii) Any environmental liability which exists, or with respect to which the underlying condition which gives rise to such liability exists, on the Closing Date with respect to the Leased Real Property and the Assigned Contracts.

     (f) Buyer's Option to Use Subsidiary. Buyer may elect to have a wholly owned subsidiary acquire the Assets and assume the Assumed Liabilities at Closing. In such event, such subsidiary shall become a party to this Agreement (on the same terms and conditions as Buyer), but Buyer shall remain obligated hereunder for all obligations of the "Buyer".

     (g) Excluded Receivables and Excluded Payables. The parties agree that certain receivables existing as of the Closing Date will not be assigned by Sellers to Buyer at Closing (the "Excluded Receivables"), and that certain payables and other liabilities existing as of the Closing Date (and with a value approximately equal to the value of the Excluded Receivables) will not be assumed by Buyer at Closing (the "Excluded Payables"). The Excluded Receivables and the Excluded Payables will be determined as follows:

     (i) Approximately 5 days prior to Closing, HNUS will produce to Buyer a list of Sellers' receivables and payables and other liabilities that are expected to be in existence as of the Closing Date. HNUS and Buyer will mutually agree on which receivables from the list will be Excluded Receivables and which payables and liabilities will be Excluded Payables. The receivables so identified as Excluded Receivables will be listed in Schedule 2(b)(vi) which Schedule shall be attached to this Agreement at Closing. The payables and other liabilities so identified as Excluded Payables will be listed on Schedule 2(e)(v), which Schedule shall also be attached hereto at Closing.

     (ii) If it is determined by HNUS or Buyer after Closing that any of the Excluded Receivables or Excluded Payables were not in existence (or were otherwise not properly includable), HNUS and Buyer will agree on appropriate adjustments that may be necessary to approximately equalize the value of the Excluded Receivables and the Excluded Payables. Any such adjustments shall be recorded in a post-Closing supplement to Schedules 2(b)(vi) and 2(e)(v), as appropriate.

     (iii) Buyer and HNUS will use all reasonable efforts to resolve any differences they may have regarding the adjustments. If they cannot resolve the differences, the matter shall be presented to and resolved by the CPA in accordance with the procedure set forth in Section 3(b)(ii).

     (iv) If after adjustment, the value of the Excluded Receivables is greater than the value of the Excluded Payables, Sellers will promptly pay the difference to Buyer. If after adjustment, the value of the Excluded Payables is greater than the value of the Excluded Receivables, Buyer will promptly pay the difference to Sellers.

     3.   Purchase Price, Payment Procedure, Tax Allocation.

     (a) Purchase Price. Buyer agrees to pay to Sellers a sum equal to $11,000,000, plus the Advance Account Balance, if any, minus the Negative Account Balance, if any, plus the Additional Consideration, if any, (the "Purchase Price"). The Advance Account Balance, the Negative Account Balance, and the Additional Consideration will be determined in accordance with the provisions of Section 3(b). Payment of the Purchase Price will be made in accordance with the provisions of Section 3(c).

      (b)  Procedure for Calculating the Purchase Price.

          (i)     At least two Business Days prior to the
Closing, Sellers shall furnish a notice to Buyer setting forth the Estimated Advance Account Balance, if any, or the Estimated
Negative Account Balance, if any.

          (ii) As soon as practicable after Closing, Buyer and HNUS will mutually calculate the Advance Account Balance, if any, or the Negative Account Balance, if any. Buyer and HNUS will use all reasonable efforts to resolve any differences they may have regarding such accounts themselves. If the Parties do not obtain a final resolution and agreement within 60 days after Closing, however, the final positions of the Parties as to the Advance Account Balance or the Negative
Account Balance, as applicable, shall be presented in writing to the CPA, which shall as soon as practicable select either the final position taken by Buyer or the final position taken by HNUS, and the CPA shall have no power or right to make any other determination. The determination of the CPA will be set forth in writing and will be conclusive and binding upon the Parties. The amounts of the Advance Account Balance or the Negative Account Balance as resolved (by agreement or by the CPA) pursuant to this Section 3(b)(ii) shall be used for purposes of Section 3(c)(iii).

          (iii) The "Additional Consideration" means a sum equal to 50% of the amount by which the aftertax earnings (with taxes calculated at the applicable statutory rates) of the business represented by the Assets (determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements and including reasonable overhead and G & A allocations and other reasonable direct charges of Buyer) (the "Earnings") exceeds $1,200,000 for each of the calendar years 1994, 1995, and 1996 (each a "Calendar Year"), provided that in no event shall the Additional Consideration exceed $3,000,000 in the aggregate and provided further that in the event that Buyer has made one or more payments into the Escrow Account pursuant to Section 8(d)(i)(G), the sum of such payments plus the Additional Consideration shall in no event exceed $3,200,000.

          (iv) As soon as practicable after the end of each Calendar Year (and, in any event, within 120 days thereafter), Buyer shall prepare and furnish to HNUS a statement of income of the business represented by the Assets as of the Calendar Year end (the "Annual Statement of Income"), prepared as provided above concerning the determination of the Earnings, and which statement of income shall include a calculation of the Earnings for the year; provided, however, that the Annual

Statement of Income shall be determined without regard to and ignoring the effect of (A) any change after the Closing in the fundamental type of business represented by the Assets, (B) any disposition of any material Assets not in the Ordinary
Course of Business, and (C) any action or inaction by Buyer


having as a material part of the motive or purpose for such action or inaction the reduction of the Earnings so that the Additional Consideration payable to Sellers will be reduced.

          (v) If HNUS have any objections to the calculation of Earnings for a particular Calendar Year, it will deliver a detailed statement describing its objections to Buyer within 60 days after receiving the Annual Statement of Income.

          (vi) Buyer and HNUS will use all reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution and agreement within 30 days after Buyer has received the statement of objections, however, the final positions of the Parties as to the amount of the Earnings shall be presented in writing to the CPA, which shall as soon as practicable select either the final position taken by Buyer or the final position taken by HNUS, and the CPA shall have no power or right to make any other determination.
The determination of the CPA will be set forth in writing and will be conclusive and binding upon the Parties. The amount of the Earnings (and thus the Additional Consideration, if any) as resolved (by agreement or by the CPA) pursuant to this
Section 3(b)(vi) shall be used for purposes of Section
3(c)(iv).

          (vii) Buyer will make the work papers and back-up materials used in preparing the Annual Statement of Income and the applicable books and records of Buyer available to HNUS and its accountants and other representatives at reasonable times and upon reasonable notice at any time during
(A) the preparation of the Annual Statement of Income, (B) the review by Sellers of the calculation of the Advance Account Balance or the Negative Account Balance, and the Annual Statement of Income, and (C) the resolution by the Parties of any objections thereto. Furthermore, Buyer will make available to the CPA all books, records, and financial staff of Buyer, together with anything else that the CPA may reasonably request in connection with performing the duties placed upon the CPA by virtue of this Section 2. Buyer and HNUS will cooperate with the CPA in all reasonable ways so as to enable the CPA to perform hereunder in as expeditious a manner as is feasible.

          (viii) The fees and expenses of the CPA attributable to any determination by the CPA shall be borne by the Party whose position was not selected by the CPA.

          (c)     Payment.    Payment of the Purchase Price shall
be effected as follows:

          (i) At the Closing, Buyer shall pay to Sellers cash in the amount of $11,000,000, plus the Estimated Advance
Account Amount, if any, minus the Estimated Negative Account
Balance, if any, less the Escrowed Amount.

          (ii) At Closing, Buyer shall deposit the sum of $1,200,000 (the "Escrowed Amount") with the Escrow Agent pursuant to the Escrow Agreement attached as Exhibit A. The Escrowed Amount, including any additions to the Escrowed Amount pursuant to Section 8(d), shall be disbursed to the parties as and when provided in the Escrow Agreement.

          (iii) If it is resolved pursuant to Section 3(b)(ii) that (A) the Advance Account Balance is in excess of the Estimated Advance Account Balance, or (B) the Estimated
Negative Account Balance is in excess of the Negative Account Balance, then Buyer shall, within 10 days following such resolution, pay to Sellers the amount of such excess. If it is resolved pursuant to Section 3(b)(ii) that (1) the Estimated Advance Account Balance is in excess of the Advance Account Balance, or (2) the Negative Account Balance is in excess of the Estimated Negative Account Balance, then Sellers shall, within ten days following such resolution, pay to Buyer the amount of such excess.

          (iv) If the amount of the Earnings is resolved pursuant to Section 3(b)(vi) in a manner such that Additional Consideration is due to Sellers, then Buyer shall, within ten days following such resolution, pay to Sellers the amount of the Additional Consideration.

          (v) All payments referred to in this Section 3(c) and in subsequent Sections of this Agreement shall be made by wire transfer of same day federal funds or other same day funds as the payor shall have been instructed in writing by the payee to one or more bank accounts designated by the payee.

          (vi) Any payment owing pursuant to this Section 3 shall be paid in full, and no such payment shall be reduced through setoff or any similar right or remedy.

          (vii)   The making of the payments called for by this
Section 3 shall result in the complete discharge of any and all indebtedness or liability that gave rise to or resulted in there being an Advance Account Balance or Negative Account Balance.

     (d) Tax Allocation. Within 60 days following Closing, Buyer and Sellers shall cooperate in the allocation of the Purchase Price to broad categories constituting components of the Assets for purposes of Internal Revenue Service Form 8594, and each of them shall timely file a completed Form 8594 with respect to the Transactions. Each Party will report the purchase and sale of Assets in accordance with the agreed upon allocation among such broad categories for all federal tax purposes.

     4.   Closing and Closing Date.

     (a)  The Closing.  The closing of the Transactions (the
"Closing") shall take place at the offices of Sellers in


Bellevue, Washington, commencing at 9:00 a.m. local time on January 29, 1994 or such other date and place as Buyer and Sellers may mutually determine (the "Closing Date"). The Buyer will continue to work with Sellers prior to the Closing to improve Sellers' operational capabilities.

     (b) Deliveries at the Closing. At the Closing, (i) Sellers will deliver to Buyer the documents referred to in Section 9(a),
(ii) Buyer will deliver to Sellers the documents referred to in
Section 9(b), (iii) Sellers will deliver to Buyer an Assignment in the form of Exhibit B attached hereto, executed certificates of title, and other appropriate documents as may be reasonably necessary or appropriate to vest in Buyer good and marketable title to the Assets free and clear of all Security Interests,
(iv) Buyer will deliver to Sellers the Assumption Agreement referred to in Section 2(d)(ii), and (v) Buyer will deliver to Sellers the consideration specified in Section 2(d)(i).

     5.   Representations and Warranties of Sellers and HNUS.

     Sellers and HNUS represent and warrant to Buyer that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5), except as set forth in any of the schedules attached hereto or in the disclosure schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties (the "Disclosure Schedule"). Except in those particular representations and warranties in which a dollar amount is provided as a measure of materiality (so that unscheduled matters or Adverse Consequences to Buyer in excess of such dollar amount would be deemed to be a breach), Sellers shall not have breached their representations and warranties so long as the aggregate of the Adverse Consequences to Buyer as a result of inaccuracies in Sellers' or HNUS' representations and warranties do not exceed $100,000. In the event the Adverse Consequences to Buyer as a result thereof do exceed $100,000, then the threshold amount of $100,000 provided in Section 10(b) hereof shall have been satisfied for the purposes of that Section.

     (a) Status of Sellers. Each of Sellers and HNUS is a corporation duly incorporated, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation, and has full power and authority to carry on its business as now conducted. Sellers are duly qualified to do business in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the Sellers' business.

     (b) Authorization of Transaction. Each of Sellers and HNUS has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Sellers and HNUS, enforceable in accordance with its terms and conditions. None of Sellers or HNUS needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the Transactions, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the Assets or on the ability of Sellers or HNUS to consummate the Transactions.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Transactions, will (i) violate any Law to which Sellers or HNUS are subject or any provision of the charter or bylaws of any of them or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which either of Sellers or HNUS is a party or by which any of them is bound or to which any of the Assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a material adverse effect on the Assets or on the ability of Sellers and HNUS to consummate the Transactions.

     (d) Brokers' Fees. Neither Sellers nor HNUS have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which Buyer could become liable or obligated.

     (e) Financial Statements. Attached hereto as Schedule 5(e) are the following unaudited consolidated financial statements (collectively the "Financial Statements") of the Company and RCCI
(i) unaudited consolidated balance sheets and statements of income as of and for the fiscal years ended December 28, 1991 and December 26, 1992, and (ii) unaudited consolidated balance sheets and statements of income, (the "Most Recent Financial Statements") as of and for the 11 months ended November 27, 1993 (the "Most Recent Fiscal Month End").

     The usual accounting practice of the Company has been to utilize the percentage-of-completion method for recognition of revenue and gross margin on major fixed-price contracts. The basis for measuring the percent complete is the ratio of costs incurred to the total estimated costs at completion. For major fixed price contracts awarded during 1992, however, the Company employed a modified version of this percentage-of-completion method which attributed a higher degree of profit to the engineering and design component of a project than to the equipment supply and construction components. The Company estimates that use of this modified method decreased revenue and gross margin recognized during 1992 by approximately $45,000 and decreased revenue and gross margin recognized during the first eleven months of 1993 by approximately $92,000 Effective with major fixed-price contracts awarded during 1993, the Company reverted to the recognition method formerly employed, but adopted the practice of holding back twenty percent of gross margin earned until the project is near completion. This change had the effect of lowering revenue and gross margin by approximately
$286,000 for the eleven month period ended November 27, 1993.

     The Most Recent Financial Statements reflect an accrued liability for estimated payroll burdens of approximately $276,000. All or part of this accrual may be determined to be in excess of financial requirements pending the completion of a review of this account. The Company anticipates that the excess accrual amount (if any) will be reversed into income in December, 1993 business.

     Except for (i) changes in the application of certain practices employed in the determination of percentage-of-completion for revenue and job margin as discussed above, (ii) any adjustment which arises from the reversal of excess payroll burden accrual, as discussed above, (iii) the recording of income tax accruals (or benefits) which are accounted for at the consolidated group level by the ultimate parent of the Company, and (iv) the lack of certain minor reclassifications, footnotes and other presentation-related items, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the consolidated financial condition of Sellers as of such dates and the consolidated results of operations of Sellers for such periods.

     (f) Events Subsequent to Most Recent Fiscal Month End. Since the Most Recent Fiscal Month End, there has not been any material adverse change in the financial condition of Sellers taken as a whole, exclusive of reduction of sales backlog caused by cancellation of projects or completion of work in progress. Without limiting the generality of the foregoing, since that date:

          (i) none of Sellers has sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          (ii) except for Project-related purchase orders and subcontracts, none of Sellers has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, lease, and licenses) either involving more than $25,000 or outside the Ordinary Course of Business;

          (iii) no party (including either of Sellers) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which either of Sellers is a party or by which either of them is bound;

          (iv) none of Sellers has imposed or permitted to be created any Security Interest upon any of its assets, tangible or intangible;

          (v)     none of Sellers has made any capital
expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;

          (vi) none of Sellers has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series or related capital investments, loans, and acquisitions) either involving more than $10,000 singly or $25,000 in the aggregate;

          (vii) none of Sellers has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $25,000 in the aggregate;

          (viii) none of Sellers has delayed or postponed the payment of material accounts payable and other liabilities outside the Ordinary Course of Business;

          (ix) none of Sellers has cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

          (x) none of Sellers has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (xi) none of Sellers has experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

          (xii) none of Sellers has made any loan to, or entered into any other transaction with (except for salary or benefit payments in the Ordinary Course of Business), any of its directors, officers, and employees;

          (xiii) none of Sellers has entered into any employment contract or collective bargaining agreement or modified the terms of any existing such contract or agreement;

          (xiv) none of Sellers has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xv) none of Sellers has made any other material change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

          (xvi) none of Sellers has made or pledged to make any material charitable contribution; and

          (xvii)  there has not been any other material
occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving either of Sellers.

     (g)  Legal Compliance; Environmental Matters.   Each of
Sellers has complied with all Laws, including, without limitation, Environmental Laws, except where the failure to comply would not have a material adverse effect upon the Assets. To the Knowledge of HNUS, (i) the Assets are not subject to any existing, unfulfilled remedial obligation under any Environmental Laws, (ii) Sellers possess all permits and similar authorizations required under Environmental Laws for the operation of the Assets; (iii) there are no investigations or inquiries regarding failure of the Assets to comply with Environmental Laws; (iv) all hazardous waste and chemical waste materials disposed of by Sellers have been disposed of by appropriately licensed carriers at authorized disposal facilities; (v) except as reported in accordance with Law, there have been no spills, dumping, discharge or cleanup of hazardous waste or chemical materials on or at any facilities occupied by Sellers; and (vi) Sellers have no outstanding claims of violation of any Environmental Law based on a condition existing prior to the date hereof, the acts or omissions of Sellers prior to the date hereof, or the leasing, occupancy or ownership by Sellers of their properties prior to the date hereof.

     (h) Tax Matters. Each of Sellers has filed all Tax Returns that it was required to file, and has paid all Taxes shown thereon as owing, or otherwise due and payable as of the date hereof. There are not, and there will not be as of the Closing Date, any taxes due and payable which have not been paid. There are no unpaid taxes with respect to any period ending on or before the date hereof which are or could become a lien on the Assets, except for current taxes not yet due and payable.

     (i) Tangible Assets. Sellers have indefeasible title to, or a valid leasehold interest in, the material tangible personal property assets they use regularly in the conduct of their businesses. The tangible personal property assets owned or leased by Sellers are in good condition, ordinary wear and tear excepted, except where the failure to be in such condition would not have a material adverse effect on the Assets. Schedules 2(a)(i) and 2(a)(ii) constitute complete and correct lists as of the Most Recent Fiscal Month End of the tangible Assets that are capitalized on the accounting records of Sellers.

     (j)  Real Property.

          (i)     Sellers do not own any real property.

          (ii) Schedule 2(a)(iii) lists all the real property leased by Sellers ("Leased Real Property").


Sellers have made available to Buyer correct and complete copies of the leases listed in Schedule 2(a)(iii) (as amended to date). To the Knowledge of HNUS, each lease listed in Schedule 2(a)(iii) is legal, valid, binding, enforceable, and in full force and effect, except where the illegality, invalidity, nonbinding nature, unenforceability, or ineffectiveness would not have a material adverse effect on the Assets.

     (k) Intellectual Property. Schedule 2(a)(vi) identifies each unexpired patent or registration that has been issued to either of

Sellers with respect to any of its Intellectual
Property, identifies each pending patent application or application for registration that either of Sellers has made with respect to any of its Intellectual Property, both U.S. and foreign, and identifies each license that either of Sellers has granted to any third party with respect to any of its Intellectual Property or has received from any third party with respect to such third party's intellectual property. Neither of the Sellers has received any notice of adverse claim or threat of adverse claim by any third party with respect to its patents or registrations, and, to the knowledge of HNUS, the activities of Sellers as currently conducted do not infringe any intellectual property rights of other Persons. There are no Intellectual Property rights not owned or licensed by Sellers which are needed to operate their businesses as presently conducted, and Sellers have the right to convey the Intellectual Property to Buyer, subject to the receipt of any required consents.

     (l) Contracts. Schedule 5(l) sets forth Sellers' latest lists of the following contracts and other agreements (the
"Contracts") to which either of Sellers is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

          (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to Sellers taken as a whole, or involve consideration in excess of $10,000;

          (iii) any agreement creating a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (v) any agreement concerning confidentiality or noncompetition;

          (vi)    any agreement with any of Sellers' Affiliates;

          (vii)   any agreement for the employment of any
individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $10,000 or providing material severance benefits;

          (viii) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

          (ix) any agreement not otherwise disclosed under which the consequences of a termination could have a material adverse effect on the Assets; or

          (x) any agreement not otherwise disclosed (or group of related agreements) the performance of which involves consideration in excess of $10,000.

Sellers have made available to Buyer a correct and complete copy of each such agreement (as amended to date). Sellers have fulfilled when due, or have taken all action necessary to enable them to fulfill when due, all of their obligations under the Contracts, except where the failure to fulfill would not have a material adverse effect on the Assets. HNUS has no Knowledge of any default by any party other than Sellers to any of the Contracts.

     (m) Insurance. During the two year period prior to Closing, Sellers have maintained workers compensation, commercial general liability, and property insurance policies with coverages and limits appropriate for Sellers' business and such policies will be maintained through the Closing Date.

     (n) Litigation. The Disclosure Schedule sets forth each instance in which either of Sellers (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of HNUS, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court of quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction.

     (o) Employees. Neither of the Sellers is a party to or bound by any collective bargaining agreements or similar labor arrangements. To the Knowledge of HNUS, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of either of Sellers.

     (p) Assets. The Assets represent all assets (not including non assignable permits, licenses and similar requirements of any Governmental Authority) required by Buyer to operate the business represented by the Assets as currently operated by Sellers.

     (q) Accounts Receivable. Schedule 2(a)(iv) sets forth a true, correct and complete list of the accounts receivable of Sellers as of the Most Recent Financial Month End, including an aging thereof. All such trade accounts receivable arose out of the sale of goods or services in the Ordinary Course of Business of Sellers and are collectible in the face value thereof within 90 days of the date of invoice, using normal collection procedures.

     (r) Undisclosed Liabilities. There are no uninsured liabilities or obligations of Sellers, either accrued, absolute, contingent or otherwise, which are material to the business represented by the Assets taken as a whole, except (i) those reflected or otherwise provided for in the Most Recent Financial Statements, (ii) those set forth in this Agreement, the Disclosure Statement, or the Schedules attached hereto, (iii) those which, in accordance with GAAP, would not be required to be provided for or reserved against in a balance sheet of the Sellers, (iv) those arising since the date of the Most Recent Financial Statements in the Ordinary Course of Business and (v) those not required to be set forth in the Disclosure Statement or Schedules attached hereto because of an exception provided for in this Agreement.

     (s) Employee Benefit Plans. All of the Employee Pension Benefit Plans and all of the Employee Welfare Benefit Plans (together, the "Benefit Plans") comply in all material respects, to the extent applicable, with the requirements of ERISA and the Code; none of the Benefit Plans subject to Part 3 Subtitle B of
Part II of ERISA has incurred any "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any of the Benefit Plans; Sellers have not incurred any material liability for taxes imposed under the Code or ERISA with respect to any of the Benefit Plans; and no suits, actions, or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any of the Benefit Plans. All contributions to the Benefit Plans that were required to have been made to the Benefit Plans as of the Closing Date have been (or will have been by such date) paid, accrued or otherwise adequately reserved in accordance with GAAP as of such date, and Sellers have performed (or will have performed by the Closing Date,) all material obligations required to be performed as of such date under the Benefit Plans.

     6.   Representations and Warranties of Buyer.

     Buyer represents and warrants to Sellers that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 6).



     (a) Status of Buyer. Buyer is a corporation duly incorporated, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation.

     (b) Authorization of Transaction. Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the Transactions.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the Transactions, will (i) violate any Law to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

     (d) Brokers' Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transactions for which any Sellers or HNUS could become liable or obligated.

     (e)  Access to Information.   Sellers and HNUS have provided
Buyer with all information, documents and data related to the Assets and Sellers which have been requested by Buyer for purposes of Buyer's independent due diligence investigation.

     7.   Pre-Closing Covenants.

     The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) General. Each of the Parties will use all reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the Transactions (including satisfaction, but not waiver, of the closing conditions set forth in Section 9).

     (b) Consents. Sellers and HNUS will use all reasonable efforts to obtain any third-party consents necessary to consummate the Transactions.

     (c) Operation of Business. Except as Buyer may otherwise consent in writing, Sellers will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Sellers will not engage in any practice, take any action, or enter into any transaction of the sort described in
Section 5(f) without Buyer's prior consent, except that Sellers may incur Project-related expenditures in the Ordinary Course of Business without regard to the dollar limitations in Section 5(f).

     (d) Full Access. Each of Sellers will permit representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Sellers, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to each of Sellers. Buyer will treat and hold as such any Confidential Information it has heretofore received from Sellers and hereafter receives from Sellers in the course of the reviews contemplated by this Section 7(d), will not use any of the Confidential Information except in connection with this Agreement, and if this Agreement is terminated for any reason, will return to Sellers all tangible embodiments (and all copies) of the Confidential Information obtained by Buyer.

     (e) Notice of Developments. Sellers and HNUS shall promptly notify Buyer of any development causing a breach of any of the representations and warranties in Section 5. Unless Buyer has the right to terminate this Agreement pursuant to Section 12(a)(ii) by reason of the development and exercises that right within the period of ten days referred to in Section 12(a)(ii)(A), the written notice pursuant to this Section 7(e) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section 5, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

     (f) Exclusivity. Sellers and HNUS will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, either of Sellers (including any acquisition structured as a merger, consolidation, or share exchange).

     (g) Press Releases and Public Announcements. No Party or Affiliate of a Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and HNUS;

provided, however, that any of the Parties (or their Affiliates) may make any public disclosure it believes in good faith is required by Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party or its Affiliate will use all reasonable efforts to advise the other Party prior to making the disclosure).

     (h) Bids and Proposals. HNUS and Sellers will consult with Buyer on Sellers' bids and proposals for new work, and Buyer will participate in all material decisions relating to such bids and proposals.

     8.   Post-Closing Covenants.

     The Parties agree as follows with respect to the period following the Closing.

     (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10).

     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Assets, the other Party will cooperate with it and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 10).

     (c) Project Indemnification. HNUS and Sellers shall indemnify Buyer from and against any Adverse Consequences caused by Sellers' failure to obtain on a timely basis any permits or licenses required to engage in the performance of any of the Projects other than Gordonsville; provided, however, that in the event any progress or milestone payment due on any such Project is more than 30 days past due, Buyer will inform HNUS, and thereafter consult and work cooperatively with HNUS in order to bring current any such overdue payments. In the event that Buyer cannot establish to HNUS' reasonable satisfaction that an overdue payment is forthcoming (other than for reasons relating to Buyer's performance, in connection with which Buyer is making reasonable efforts to cure), HNUS may request Buyer to cease performing any further work and Buyer shall thereafter cease any further work on the project, or, may carry on the work at its own complete risk (i.e., Buyer shall not be entitled to indemnification hereunder for work performed subsequent to the cease work request from HNUS). For purposes of this Section, Adverse Consequences shall include any liability which Buyer may incur to a Project owner as a result of such cessation of performance.

     (d)  Risk Allocation for Certain Projects.

          (i) The Parties agree that the risk of achieving the Aggregate Job Margin of the projects listed in Schedule


8(d)(1), and any additional projects which may be booked by the Sellers between the date hereof and the Closing Date (other than the Diamo Project as described in Section 8(e) hereof), which additional projects shall be added to Schedule 8(d)(1) (collectively, the "Projects"), shall be shared by them on the basis set forth below in this Section 8(d)(i).

                  (A)  The Parties agree that the "Target Job
Margin" for each Project and the "Target Aggregate Job
Margin" for all the Projects as of the date hereof is set forth in Schedule 8(d)(i).

                  (B) As soon as practicable after completion of all the Projects, but in no event later than 14 months from the Closing Date, the Buyer shall prepare and furnish to the Sellers an accounting for the Projects
(the "Project Accounting") which shall in summary form list the project revenues and costs and the Job Margin for each of the Projects, and the aggregate Job Margin for the Projects taken together (the "Aggregate Job
Margin"). The Project Accounting shall be determined on a basis consistent with Sellers' practice prior to the Closing, subject to the following:

                   I.     The Aggregate Job Margin shall be
determined without regard to and ignoring the effect of any liquidated damages incurred on the Projects, or of any failure to collect Project revenue because of Sellers' failure to obtain on a timely basis any permits or licenses required to engage in the performance of any Projects. The cost of the inability to collect Project revenue for any other reason shall be included in the determination of Aggregate Job Margin.

                   II.    Project revenue, cost and resulting
Job Margin associated with any increase in the scope of the work of a Project agreed to after the Closing Date shall be disregarded in calculating the Job Margin for that Project, so that the Project Accounting for such Project shall be prepared on the basis of the Project as scoped as of the Closing Date on
Schedule 8(d)(1). In connection with the foregoing, Buyer agrees to account for the revenues and costs for any such increased scope on a separate basis.

                       III.   Any decrease in the scope of the
work of a Project agreed to after the Closing Date shall result in an appropriate adjustment to the Target Job Margin for the Project concerned, and a corresponding adjustment in the "Target Aggregate Job Margin". The Target Job Margin adjustment will be determined by the percentage of scope reduction computed by dividing estimated revenues attributable to the reduction by estimated revenues for the Project at the Closing Date. The Target Job Margin for the Project will then be reduced by percentage of scope reduction so determined and the revised Target Aggregate Job Margin shall be calculated using the reduced Target Job Margin for the Project.

                       IV.    In the event a Project has not been
completed at the time of the preparation of the Project
Accounting, Buyer shall prepare and use a good faith estimate of the Job Margin for such Project to be utilized in the Project
Accounting.

                       V.     Aggregate Job Margin shall include
the cost of warranty claims in excess of the aggregate warranty reserves for the Projects (which warranty reserves shall be maintained in a manner consistent with the manner in which the warranty reserves were accrued and recorded in Sellers' books on November 27, 1993). In the event that the warranty periods for the Projects have not all terminated at the time of preparation of the Project Accounting, then Buyer and HNUS shall mutually agree on any additional increment to the warranty reserves that may be required in accordance with the provisions of GAAP at that time. Any such addition to the warranty reserve made at that time shall be treated as an additional cost of the Projects for purposes of calculating Aggregate Job Margin. Warranty cost in the aggregate greater than the aggregate budgeted warranty cost for the Projects (which is included in Schedule 8(d)(i) and will be supplemented prior to Closing for new Projects) will be treated as an adjustment to the Purchase Price.

                  (C)  The Project Accounting shall separately
note the amount of any liquidated damages incurred on the Project, if any, and the reason the liquidated damages were incurred (it being understood and agreed that the Buyer's remedy for the incurrence of any such liquidated damages shall be limited to the indemnification provisions for Buyer's benefit set forth in Section 10(b) hereof).

                  (D)  If Sellers have any objections to the
calculation of Aggregate Job Margin or the statement of liquidated damages for the Projects, they will deliver a detailed statement describing their objections to Buyer within 20 days after receiving the Project Accounting.

                  (E) Buyer and Sellers will use all reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution and agreement within 20 days after Buyer has received the statement of objections, however, the final positions of the Parties as to the amount of the Aggregate Job Margin and the liquidated damages shall be presented in writing to the CPA, which shall as soon as practicable select either the final position taken by the Buyer or the final position taken by Sellers, and the CPA shall have no power or right to make any other determination. The determination of the CPA will be set forth in writing and will be conclusive and binding upon the Parties. The amount of the Aggregate Job Margin and liquidated damages resolved (by agreement or by the CPA) pursuant to this
Section 8(d)(i)(E) shall be used for purposes of Sections
8(d)(i)(G) and 10(b)(ii).

                  (F)  If it is resolved pursuant to Section
8(d)(i)(E) that the Aggregate Job Margin exceeds the Target Aggregate Job Margin by more than $200,000, then Buyer shall, within ten days following such resolution, pay into the Escrow Account the amount of such excess.

If it is resolved pursuant to Section 8(d)(i)(E) that the Aggregate Job Margin exceeds the Target Aggregate Job
Margin by $200,000 or less, or is less than the Aggregate
Job Margin, then no additional payment shall be made into the Escrow Account.

                  (G) Fifteen months from the Closing Date (or on the first business day next following such date if not a business day), the Escrow Account shall be disbursed as follows: Sellers shall receive the amount of the Escrow
Account, less the amount by which the Target Aggregate
Job Margin exceeds the Aggregate Job Margin by more than $200,000, less the dollar amount of any Adverse
Consequences suffered by Buyer as a result of a breach or breaches by Sellers or HNUS of their representations and warranties concerning the gross accounts receivable (in excess of Sellers' bad debt reserves which are not included in Schedule 2(b)(vi)) or the value or realizability of other Assets.

                  (H)  Following the disbursement of the Escrow
Account, upon the expiration of all warranty periods of all the Projects, if total warranty costs are less than the amount of the warranty reserve established pursuant to Section 8(d)(i)(B)(V), then Buyer shall promptly pay to Sellers the amount by which the warranty reserve exceeds such total warranty costs. If total warranty costs exceed the amount of such warranty reserve, then
Sellers shall promptly pay Buyer the amount by which the total warranty costs exceed the warranty reserve (up to a maximum equal to the amount received by Sellers out of the Escrow Account).

                  (I) Sellers shall have the right to appoint a representative to the Auburndale, Indiantown and Apache Nitrogen projects who may monitor all aspects of the performance of said projects and who shall be given full access to each of the projects, to all internal correspondence and documentation with respect thereto, and to all communication with the clients, including attendance at meetings. Buyer agrees to give due consideration to any recommendation made by Sellers' representative concerning performance of any of the projects.

          (ii)    The Parties agree that the risk of
profitability of the Gordonsville Project shall be shared between them on the basis set forth below in this Section 8(d)(ii):

                  (A)  The Parties agree that the Target Job
Margin for the Gordonsville Project is a negative $450,000 (the
"Gordonsville Target Job Loss").

                  (B)  As soon as practicable after the
completion of the Gordonsville Project, Buyer shall prepare and furnish to Sellers an accounting for the Gordonsville
Project (the "Gordonsville Project Accounting") which shall in summary form list the project revenues and costs and the Job Margin for Gordonsville Project (the
"Gordonsville Job Loss").  The Gordonsville Project
Accounting shall be prepared on a basis consistent with Sellers' practice prior to the Closing, subject to the following:

                       I.     The Gordonsville Job Loss shall be
determined without regard to and ignoring the effect of any liquidated damages incurred on the Gordonsville Project.

                       II.    The Gordonsville Job Loss shall
include the cost of warranty claims in excess of the aggregate warranty reserve for the Gordonsville Project (which warranty reserve shall be maintained in a manner consistent with the manner in which the warranty reserves were accrued and recorded in Sellers' books on November 27, 1993). In the event that the warranty period has not expired at the time of preparation of the Gordonsville Project Accounting, then Buyer and HNUS shall mutually agree on any additional increment to the warranty reserve that may be required in accordance with the provisions of GAAP at that time. Any such addition to the warranty reserve made at that time shall be treated as an additional cost of the Gordonsville Project for purposes of calculating the Gordonsville Job Loss.

                       III.   The Gordonsville Job Loss shall
include the cost of inability to collect Gordonsville Project revenue for any reason.

                  (C) The Gordonsville Project Accounting shall separately note the amount of any liquidated damages incurred on the Gordonsville Project, if any, and the reason the liquidated damages were incurred (it being understood and agreed that the Buyer's remedy for the incurrence of any such liquidated damages shall be limited to the indemnification provisions for Buyer's benefit set forth in Section 10(b) hereof).

                  (D)  If Sellers have any objections to the
calculation of the Gordonsville Job Loss or the statement of liquidated damages for the Gordonsville Project, they will deliver a detailed statement describing their objections to Buyer within 20 days after receiving the Gordonsville Project
Accounting.

                  (E) Buyer and Sellers will use all reasonable efforts to resolve any such objections themselves. If the Parties do not obtain a final resolution and agreement within 20 days after Buyer has received the statement of objections, however, the final positions of the Parties as to the amount of the Gordonsville Job Loss and the liquidated damages shall be presented in writing to the CPA, which shall as soon as practicable select either the final position taken by the Buyer or the final position taken by Sellers, and the CPA shall have no power or right to make any other determination. The determination of the CPA will be set forth in writing and will be conclusive and binding upon the Parties. The amount of the Gordonsville Job Loss and liquidated damages resolved (by agreement or by the CPA) pursuant to this Section 8(d)(ii)(E) shall be used for purposes of Sections 8(d)(ii)(F) and 10(b)(ii).

                  (F)  If it is resolved pursuant to Section
8(d)(ii)(E) that the Gordonsville Job Loss is less than the Gordonsville Target Job Loss, then Buyer shall, within ten days following such resolution, pay to Sellers an amount equal to 50% of the difference. If it is resolved pursuant to Section 8(d)(ii)(E) that the Gordonsville Job Loss is greater than the Gordonsville Target Job Loss, then Sellers shall, within ten days following such resolution, pay to Buyer the difference.

                  (G) Sellers shall have the right to appoint a representative to the Gordonsville Project who may monitor all aspects of the performance of the project and who shall be given full access to the project, to all internal correspondence and documentation with respect thereto, and to all communication with the clients, including attendance at meetings, and whose reasonable directives concerning all aspects of the performance of the Gordonsville Project will be followed by Buyer.

          (iii) Buyer will make the work papers and back-up materials used in preparing the Project Accounting and the

Gordonsville Project Accounting, and the applicable books and records of the Buyer, available to Sellers and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation of the Project Accounting and the Gordonsville Project Accounting, (B) the review by Sellers of the Aggregate Job Margin, the liquidated damages, the Gordonsville Job Loss, the Project Accounting and the Gordonsville Project Accounting, and (C) the resolution by the Parties of any objections thereto. Furthermore, Buyer will make available to the CPA all books, records, and financial staff of the Buyer, together with anything else that the CPA may reasonably request in connection with performing the duties placed upon the CPA by virtue of this Section 8(d). Buyer and Sellers will cooperate with the CPA in all reasonable ways so as to enable the CPA to perform hereunder in as expeditious a manner as is feasible.

          (iv) The fees and expenses of the CPA attributable to any determination by the CPA shall be borne by the Party whose position was not selected by the CPA.

     (e) Diamo Project. Subject to this Section, Buyer will assume all risk concerning the Diamo Project.

          (i) Prior to Closing, Buyer will undertake a complete review of the content of Sellers' proposal for the Diamo
Project.

          (ii)    In the event that at any time before Closing
Buyer has reasonable grounds to believe that the Diamo Project will result in a loss, Buyer shall have the right to terminate this Agreement by so notifying Sellers.

          (iii) HNUS and Sellers agree that Sellers shall not accept an award of the Diamo Project (on terms which are different from those contained in the Company's submitted written proposal) without the prior written consent of the Buyer.

          (iv) Provided that the Diamo Project is awarded to Sellers and assigned to Buyer hereunder or is awarded to Buyer, HNUS shall cause (and prior to the Closing shall obtain the undertaking of Brown & Root to cause) its Affiliate, Brown
& Root Skoda, to be responsible for the civil works/installation subcontract for the Diamo Project on terms which are consistent with the bid material and other information previously prepared and supplied by Brown & Root Skoda to Sellers and which Sellers utilized in their proposal, including risks of cost overruns, foreign exchange fluctuations, and risks of performance within scope. Buyer shall award a subcontract on the foregoing terms to Brown &
Root Skoda if the Diamo Project is awarded to Sellers and assigned to Buyer hereunder or is awarded to Buyer. Alternatively, if required to obtain the Diamo Project, HNUS agrees to cause Brown & Root or one of its Affiliates to (A) issue a guarantee of the Buyer's (or its Affiliate's) performance of the Diamo Project, provided, however, that Buyer shall have first guaranteed performance of the Diamo Project to Brown & Root on the same terms as the Brown & Root guarantee or (B) enter into a contract as prime contractor on said Project on terms consistent with those which Sellers utilized in their proposal, provided, however, that Buyer shall have first entered into a back-to-back subcontract with Brown & Root by which Buyer shall be obligated to perform all of the obligations of the prime contractor for the Project on the same terms and for the same consideration received by Brown & Root (and, in such event, Brown & Root Skoda will be a subcontractor to Buyer). (v) Notwithstanding any other provision, if prior to Closing it is determined that the Diamo Project will not be awarded to Sellers, such project shall not be part of the Assets, but there shall be no other effect under this Agreement.

     (f)  Noncompetition.

          (i)     Neither Sellers, HNUS nor any of their
Affiliates will directly or indirectly employ, engage or seek to employ or engage at any time before the fourth anniversary of the Closing Date, any Employee, unless the employment of such Employee is terminated by Buyer after the Closing Date.

          (ii) For a period of four years following the Closing, neither the Sellers, HNUS, nor any of their Affiliates shall engage in the business currently engaged in by the Sellers (the "Treatment Business"), provided, however, that HNUS and its Affiliates may continue to engage in the business any of them currently engage in, and further provided that nothing contained in this Agreement shall preclude the Sellers, HNUS or their Affiliates from:

                  (A)  owning less than 5% of the equity
securities or interest of any Person engaged in the Treatment
Business;

                  (B)  agreeing (by merger, consolidation or
acquisition of stock or assets) or thereafter owning any Person which, as an immaterial part of such Person's businesses (10% or less of such

Person's revenues in the immediately preceding fiscal year), engages in the Treatment Business;

                  (C)  engineering, designing, constructing,
managing, or maintaining any project or facility that includes a water treatment system as part of a larger project or facility;
or

                   (D)  performing studies (including, without
limitation water treatment studies), remedial investigations, feasibility studies, laboratory tests, regulatory filings, monitoring services and remediation and other environmental cleanup projects, except that such services shall not be offered in conjunction with the design and provision of the systems and technologies currently offered by the Sellers.

     (g)  Confidentiality.    Any non-public information that is
part of the Assets, including but not limited to information concerning trade secrets, licenses, research projects, costs, profits, markets, sales, customer lists, strategies, plans for future development and any other information of a similar nature, shall be deemed confidential and, after Closing, Sellers and HNUS shall not disclose any such information to any third party or use such information to the detriment of Buyer; provided that (i) Sellers and HNUS may use and disclose any such information once it has been publicly disclosed (other than in breach of their obligations under this Section) and (ii) to the extent that Sellers or HNUS may become compelled by Law to disclose any of such information, Sellers or HNUS may disclose such information if they shall have used all reasonable efforts, and shall have afforded the Buyer the opportunity at Buyer's expense, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed.

     (h) Employees; Employee Benefits. Buyer agrees that it will offer employment to all of the employees employed by or assigned to Sellers on the Closing Date, effective on such date. All such persons who accept such employment are referred to herein as "Employees." Except as hereinafter provided, each such person offered employment on the Closing Date shall be offered such employment at his or her rate of monthly or hourly compensation in effect on the Closing Date together with employee benefits generally available to Buyer's employees with comparable years of service and rate of pay. Nothing herein shall be deemed to require Buyer to continue any particular person's employment for a definite period. Buyer shall give each Employee full credit for periods during which Employees were employed by or assigned to Sellers for purposes of eligibility to participate in, and the running of any vesting periods under (but not for the purpose of accruing benefits), all employee benefit plans and arrangements maintained by Buyer.

     (i)  Warranty Work.   At Sellers' request, Buyer shall
perform all service, repair, replacement and similar work required to fulfill warranty obligations of Sellers under contracts entered into prior to Closing which are not Assigned Contracts, and Sellers shall compensate Buyer for such work at agreed rates.

     (j)  Maintain Records.   Buyer shall maintain for a period
of 5 years after Closing (or such longer period as may be required by Law) all original records, working papers and other supporting financial records and documents relating to the Assets (and any other information that may be relevant in connection with or to the preparation of any return, audit, examination, proceeding or determination by any taxing authority or judicial or administrative proceedings relating to liability for taxes) which Buyer receives hereunder. Buyer will make all such original documents available to Sellers, HNUS or their agents at reasonable times for inspection and copying or, to the extent reasonably required, borrowing such originals. If Buyer determines to dispose of any such original documents, it shall notify Sellers of such intention. Sellers shall have 90 days from receipt of such notice either (i) to notify Buyer that they do not desire to have such original documents, or (ii) to collect such original documents from their location at Sellers' sole cost and expense. Buyer may destroy the original documents which are subject of such notice at the earlier of Buyer's receipt of notice in accordance with (i) above or the expiration of the 90-day period.

     (k) Performance and Payment Bonds. Sellers and HNUS shall cause the payment and performance bonds issued on any of Sellers' projects as of the Closing to remain in place until completion of the projects (as scoped as of Closing). Buyer shall hold harmless and indemnify Sellers, HNUS or any of their Affiliates from all Adverse Consequences relating to or arising out of the bonds (other than for payment of premiums as scoped as of Closing) in the event the bonding company is required to make payment(s) under any bond by reason of any alleged default by Buyer after the Closing.

     (l) Halliburton Marks. In the event that any of the Assets conveyed to Buyer (including without limitation, the items described in Section 2(a)(vi)) contain any Halliburton Marks, Buyer shall use all reasonable efforts to remove or cover such Halliburton Marks as soon as practicable after Closing. In the case of printed materials bearing any Halliburton Marks,

Buyer shall use all reasonable efforts to remove or cover the Halliburton Marks before making any distribution of such materials and shall use such materials only until the supply as of Closing is exhausted.

     9.   Conditions to Obligation to Close.

     (a)  Conditions to Obligation of Buyer.  The obligation of
Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i)     the representations and warranties set forth in
Section 5 shall be true and correct in all material respects at and as of the Closing Date;

          (ii) Sellers and HNUS shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling or charge preventing consummation of any of the Transactions;

          (iv)    Sellers and Buyer shall have obtained all of
the      consents referred to in Section 7(b) including, without
limitation, the consent of Reading & Bates to the assignment of the B.E.S.T. license agreement to Buyer;

          (v)     Sellers and HNUS shall have delivered to Buyer
a      certificate to the effect that each of the conditions
specified above in Sections 9(a)(i)-(iv) are satisfied in all respects;

          (vi) all actions to be taken by Sellers and HNUS in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the Transactions will be reasonably satisfactory in form and substance to Buyer;

          (vii) Sellers and HNUS shall have delivered to Buyer an opinion of Sellers' and HNUS' in-house counsel in a form reasonably acceptable to Buyer;

          (viii) Buyer shall not have received any notice or information to the effect that less than substantially all of the employees assigned to Sellers will accept employment with Buyer; and

          (ix) Sellers and HNUS shall have delivered to Buyer the undertaking of Brown & Root called for in Section 8(e).

     Buyer may waive any condition specified in this Section 9(a) if it executes a writing so stating at or prior to the Closing.

     (b)  Conditions to Obligation of Sellers.  The obligation of
Sellers and HNUS to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (i)     the representations and warranties set forth in
Section 6 shall be true and correct in all material respects at and as of the Closing Date;

          (ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) there shall not be any injunction, judgment, order, decree, ruling or charge preventing consummation of any of the Transactions;

          (iv) Sellers and Buyer shall have obtained all of the consents referred to in Section 7(b) including, without limitation, the consent of Reading & Bates to the Assignment of the B.E.S.T. Technology license agreement to Buyer;

          (v)     Buyer shall have delivered to Sellers a
certificate to the effect that each of the conditions specified above in Sections 9(b)(i)-(iv) is satisfied in all respects;

          (vi) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Sellers and HNUS; and

          (vii)   Buyer shall have delivered to Sellers and HNUS
an      opinion of Buyer's in-house counsel in a form reasonably
acceptable to Sellers and HNUS.

Sellers and HNUS may waive any condition specified in this
Section 9(b) if they execute a writing so stating at or prior to the Closing.

     10.  Indemnification

     (a)  Survival of Representations and Warranties.    All of
the representations and warranties of the Parties contained in Sections 5 and 6 shall survive the Closing hereunder (unless the damaged

Party had Knowledge of any misrepresentation or breach of warranty at the time of Closing).

     (b) Indemnification Provisions for Benefit of Buyer. Provided that the Closing occurs and that Buyer makes a written claim for indemnification against Sellers pursuant to Section 13(f) within the Survival Period, Sellers and HNUS shall indemnify Buyer from and against (i) any Adverse Consequences caused by any breach by Sellers or HNUS of their representations and warranties in Section 5 that survived the Closing (other than those provided in Section 5 (q), the sole remedy for breach of which shall be provided for at Section 8(d)(i)(G)) or caused by any breach by Sellers or HNUS of their covenants and agreements in this Agreement (other than Section 8(d)); (ii) the amount of liquidated damages resolved pursuant to Section 8(d)(i)(E) and
Section 8(d)(ii)(B); and (iii) any Adverse Consequences on account of any Excluded Liabilities; provided, however, that Sellers and HNUS shall not have any obligation to indemnify Buyer from and against any such Adverse Consequences or liquidated damages (A) until Buyer has suffered such Adverse Consequences and liquidated damages in excess of a $100,000 aggregate deductible (after which point Sellers and HNUS will be obligated to indemnify Buyer from and against further such Adverse Consequences and liquidated damages), or (B) thereafter to the extent that such Adverse Consequences and liquidated damages Buyer has suffered exceed a $10,000,000 aggregate ceiling (after which point Sellers and HNUS will have no obligation to indemnify Buyer from and against further such Adverse Consequences and liquidated damages). The Parties agree that any Adverse Consequences caused by any breach by any of Sellers or HNUS of its representations or warranties in Section 5 which are properly includable as a job cost of one or more of the Projects or the Gordonsville Project, shall be treated as a job cost of such project and shall not give rise to a claim for indemnification under this Section 10.

     (c) Indemnification Provisions for Benefit of Sellers. Provided that the Closing occurs and that Sellers or HNUS makes a written claim for indemnification pursuant to Section 13(f) within the Survival Period, Buyers shall indemnify Sellers and HNUS from and against any Adverse Consequences caused by any breach by Buyer of its representations and warranties contained in Section 6 that survived the Closing or caused by any breach by Buyer of its covenants and agreements in this Agreement (other than Section 8(d)); provided, however, that Buyer shall not have any obligation to indemnify Sellers and HNUS from and against any such Adverse Consequences (A) until Sellers and HNUS have suffered such Adverse Consequences in excess of a $100,000 aggregate deductible (after which point Buyer will be obligated to indemnify Sellers and HNUS from and against further such Adverse Consequences), or (B) thereafter to the extent that such Adverse Consequences Seller and

HNUS have suffered exceed a
$10,000,000 aggregate ceiling (after which point Buyer will have no obligation to indemnify Seller and HNUS from and against further such Adverse Consequences.

     (d)  Matters Involving Third Parties.

          (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third
Party Claim") that may give rise to a claim for indemnifica-tion against any other Party (the "Indemnifying Party") under this Section 10, then the Indemnified Party shall promptly
(and in any event within five Business Days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

          (ii) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

          (iii) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in Section
10(d)(ii), however, the Indemnified Party may defend against the Third Party Claim in any manner it may reasonably deem appropriate.

          (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

     (e) Determination of Adverse Consequences. The Parties shall make appropriate adjustments for Tax benefits and insurance coverage and take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Conse- quences for purposes of this Section 10.

     (f)  Exclusive Remedy.

     Provided that the Closing occurs, the indemnification provisions in this Section 10 are the exclusive remedy of the Parties for any breach of the representations and warranties in

Sections 5 and 6 or of the covenants and agreements in this Agreement; provided, however that other specific remedies provided for in any other Section of this Agreement shall be available to the Parties, and provided further that equitable relief, including specific performance, shall be available to Buyer in the event of a breach by HNUS or Sellers of Sections
2(c), 8(e)(iv), 8(f), 8(g), and 8(k).

     11.  Sales Tax.

  Buyer and Sellers agree that any sales or other similar transaction tax incurred on account of this Agreement or the Transactions shall be borne equally by them.

     12.  Termination.

     (a)  Termination of Agreement.

       The Parties may terminate this Agreement as provided below:

          (i)     Buyer and Sellers may terminate this Agreement
by      mutual written consent at any time prior to the Closing;

          (ii) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing in the event (A) Sellers have within the then previous ten days given Buyer any notice pursuant to Section 7(e) and (B) the development that is the subject of the notice has had a material adverse effect upon the Assets or Buyer's ability to conduct the business represented by the Assets as presently conducted by Sellers;

          (iii) Buyer may terminate this Agreement by giving written notice to Sellers at any time prior to the Closing in the event Sellers have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Sellers of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 31, 1994, by reason of the failure of any condition precedent under Section 9(a) (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

          (iv)    Sellers and HNUS may terminate this Agreement
by      giving written notice to Buyer at any time prior to the
Closing in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Sellers and HNUS have notified Buyer of the breach, and the breach has continued without cure for a period of 15 days after the notice of breach or (B) if the Closing shall not have occurred on or before January 31, 1994, by reason of the failure of any condition precedent under Section 9(b) (unless the failure results primarily from Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement); and



          (v)     Buyer may terminate this Agreement as provided
in      Section 8(e).

     (b)  Effect of Termination.

     If either Party terminates this Agreement pursuant to
Section 12(a), all rights and obligations of the Parties hereunder shall terminate without any liability of either Party to the other Party (except for any liability of the Party then in breach); provided, however, that the confidentiality provisions contained in Section 7(d) shall survive termination.

     13.  Miscellaneous.

     (a) Bulk Sales Law. Buyer hereby waives compliance by Sellers with the requirements of any applicable laws relating to bulk sales and transfers, and the Sellers and HNUS agree to indemnify and hold Buyer harmless from and against any and all liabilities not otherwise assumed by the Buyer in this Agreement arising from claims of creditors of Sellers by reason of failure to comply with such bulk sales laws. Such agreement of Sellers to indemnify and hold Buyer harmless shall remain in effect for the one-year period commencing on the Closing Date.

     (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c)  Entire Agreement.   This Agreement (including the
documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of other Party.

     (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be sent by (i) personal delivery (including courier service), (ii) telecopier during normal business hours to the number indicated, or (iii) registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below (and any communication shall be deemed given upon receipt):

         If to Sellers and HNUS:

         Halliburton NUS Corporation
         Resources Conservation Company
         c/o Brown & Root, Inc.
         4100 Clinton Drive
         Houston, TX 77020
         Attention: General Counsel
         Telecopier No.: 713-676-4514

         If to Buyer:

         Ionics, Incorporated
         65 Grove Street
         Watertown, Massachusetts  02172
         Attention:  Vice President and General Counsel
         Telecopier No.: 617-926-3760

Any Party may change its telecopier number or its address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other
Party notice in the manner herein set forth.

     (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

     (h) Amendments and Waivers. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (j) Expenses. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation.

     (l)  Incorporation of Exhibits, Annexes, and Schedules.  The
Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                 IONICS, INCORPORATED


                                 By:/s/Artur L. Goldstein
                                 Arthur L. Goldstein, President

                                 HALLIBURTON NUS CORPORATION


                                 By:/s/Peter Arrowsmith
                                 Peter Arrowsmith, President

                                 RESOURCES CONSERVATION COMPANY


                                 By:/s/Russell C. Vandenberg
                                 Russell C. Vandenberg, President

                                 RESOURCES CONSERVATION CO.
                                  INTERNATIONAL


                                 By:/s/Russell C. Vandenberg
                                 Russell C. Vandenberg